U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          FORM 12b-25

                  NOTIFICATION OF LATE FILING


                                                       (Check
One):
                        SEC FILE NUMBER
          33-94226-A

                          CUSIP NUMBER

[X] Form 10-K and Form 10-KSB    [ ] Form 20-F    [ ] Form 11-K
   [ ] Form 10-Q and Form 10-QSB

    For Period Ended:
 ................................................................
 .......................................................
    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR
    [ ]  Money Market Fund Rule 30b3-1 Filing

    For the Transition Period Ended:
 ................................................................
 ................................
________________________________________________________________
___________________

    Read Attached Instruction Sheet Before Preparing Form:
Please Print or Type.

    Nothing in this form shall be construed to imply that the
Commission has verified any information
contained herein.
________________________________________________________________
___________________

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
 ................................................................
 ................................................................
 .
 ................................................................
 ................................................................
 ...............................
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Part I  Registrant Information
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    Full Name of Registrant
    Former Name if Applicable

         WMA INTERNATIONAL CORPORATION

    Address of Principal Executive Office (Street and Number)

         5555 Triangle Parkway, N.W.
         Second Floor

    City, State and Zip Code

         Norcross, Georgia 30092
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_______________

ODDFOOTER:

Part II  Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate).

    []  (a)   The reasons described in reasonable detail in
Part III of this form could not be eliminated without unreasonable effort or expense;

    [ ]   (b) The subject annual report, semi-annual report,
transition report on Form 10-K, Form 20-
F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or filing made by a money market fund pursuant to Rule 30b-3-1, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    [ ]   (c) The accountant's statement or other exhibit
required by Rule 12b-25(c) has been
attached if applicable.
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Part III  Narrative
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___________________

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q, or filing made by a money market fund pursuant to "Rule 30b3-1 and Form 10-QSB, N-SAR; or the transition report or portion thereof could not be filed within the prescribed period.

    Financial statements for the period ended December 31, 1996 have not been finalized, although the Registrant anticipates that the 10-KSB will be filed no later than April 11, 1996. Registrant is a recently formed reinsurance company which began receiving reinsurance premiums in the second quarter of 1996 so that financial statements for
    1996 will reflect less than twelve month's premium income.


Part IV  Other Information
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___________________

    (1) Name and telephone number of person to contact in regard to this notification:

         J. Philip Self        770             952-6550
            (Name)                (Area Code)   (Telephone
Number)

    (2)  Have all other periodic reports required under section
13 or 15(d) of the Securities
Exchange Act of 1934 or section 30 of the Investment Company
Act of 1940 during the preceding 12
months or for such shorter period that the registrant was
required to file such report(s) been filed?  If the
answer is no, identity report(s).
[] Yes      [ ] No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes      [] No
    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                 WMA INTERNATIONAL CORPORATION

          (Name of Registrant as specified in charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized




Date     March 27, 1996              By
 ................................................................
 .................
                                  Thomas W. Montgomery,
Executive Vice President
                                  Chief Financial Officer
                                  Secretary/Treasurer, and
Director


INSTRUCTION:   The form may be signed by an executive officer
of the registrant or by any other duly
authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
________________________________________________________________
___________________

                           ATTENTION

    Intentional misstatements or omissions of fact constitute
Federal Criminal Violations (See 18
U.S.C. 1001).
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___________________

                      GENERAL INSTRUCTIONS
    1.   This form is required by Rule 12b-25 (17 CFR
240,12b-25) of the General Rules and
Regulations under the Securities Exchange Act of 1934.

    2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
Commission, Washington, D.C.  20549,
in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

    3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

    4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

    5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or 202 of Regulation
S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).